Exhibit 10.2
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT by and between VSE Corporation, a Delaware corporation (the “Company”) and Stephen D. Griffin (“Executive”), is dated as of the 7th day of December, 2021 (the “Agreement”).
The Company and Executive are currently parties to an Executive Employment Agreement, dated as of October 14, 2020 (the “Prior Agreement”), and the Company and Executive desire to amend and restate the Prior Agreement. This Agreement shall supersede and completely replace the Prior Agreement as of the Effective Date.
The Company wishes to continue to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth, and Executive desires to continue to be employed by the Company on such terms and conditions and for such consideration.
In consideration of the promises provided for in this Agreement, the Company and Executive agree as follows:
1.Employment Period. This Agreement shall become effective as of January 1, 2022 (the “Effective Date”). The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, on an at-will basis on the terms and conditions set forth herein (including in Section 4) for the period commencing on the Effective Date and ending as provided in Section 3 hereof (the “Employment Period”).
2.Terms of Employment.
(a)Position and Duties. (i) During the Employment Period, Executive shall (A) serve as Senior Vice President and Chief Financial Officer of the Company with such duties and responsibilities as are customarily commensurate with or incident to such position for an entity similar in size to, and in a business similar to that of, the Company, (B) report to the Chief Executive Officer of the Company (the “CEO”), and (C) perform Executive’s services at the Company’s corporate headquarters in Alexandria, Virginia (subject to reasonable travel requirements commensurate with Executive’s position).
(ii)During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote Executive’s full business time and attention to the business and affairs of the Company. During the Employment Period, it will not be a violation of this Agreement for Executive to (A) serve on civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities described in clauses (A), (B) and (C) do not interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.
(b)Compensation. (i) Base Salary. During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”) of no less than $430,000 per year paid in accordance with the normal payroll practices of the Company as may be in effect from time to time, which Annual Base Salary shall be reviewed for increase at least annually.
(ii)Annual Cash Bonus. Executive shall be eligible, for each fiscal year of the Company that ends during the Employment Period, to earn, based on achievement with respect to the applicable performance criteria that may be established by the Compensation Committee of the Board of Directors of the Company (the “Committee”), an annual cash bonus (an “Annual

Bonus”). Executive’s target Annual Bonus opportunity will be no less than 65% of Annual Base Salary. Any Annual Bonus with respect to a particular fiscal year will generally be paid at the same time annual cash bonuses are paid to other senior officers of the Company for such fiscal year, but in no event later than March 15 of the following calendar year. There is no guaranteed Annual Bonus under this Agreement for any fiscal year, and for each applicable fiscal year, Executive’s Annual Bonus could be as low as zero or as high as the maximum payout percentage established for that fiscal year’s Annual Bonus opportunity. Notwithstanding anything in this Agreement to the contrary, each Annual Bonus shall be on the terms and subject to such conditions as are specified for the particular Company plans or programs pursuant to which the Annual Bonus opportunity, as applicable, is granted.
(iii)Deferred Supplemental Compensation Plan Award. For each fiscal year during the Employment Period, Executive shall be eligible to participate in the Deferred Supplemental Compensation Plan on terms and conditions similar to other plan participants.
(iv)Annual Equity or Long-Term Incentive Awards. For each fiscal year during the Employment Period, subject to approval by the Committee, Executive shall be eligible to participate in the Company’s annual long-term incentive compensation program as may be in effect from time to time for senior executives of the Company generally, with such participation occurring in accordance with the approval of the Committee, the Company’s policies, and the applicable award agreements and incentive compensation plans under which such awards may be granted, as in effect from time to time.
(v)Employee Benefits. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans, programs, and policies, as may be in effect from time to time, for senior executives of the Company generally.
(vi)Vacation and Holidays. Executive shall be entitled to paid vacation during each calendar year, consistent with the Company’s policies then applicable to executive officers, but in no event fewer than 20 days per year (pro-rated for any partial year); provided, however, that there shall not be any carry-over of unused vacation days between calendar years or payout of accrued but unused vacation on a termination of employment unless otherwise expressly provided under the applicable vacation policy. Executive shall be entitled to paid federal holidays in accordance with the Company’s policies.
(vii)Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the performance of Executive’s duties under this Agreement and in accordance with the Company’s business expense reimbursement policy.
3.Termination of Employment.
(a)Generally. Except as hereinafter provided, the Employment Period shall continue until, and shall end upon, the second anniversary of the Effective Date (the “Employment Period”). At the end of the Employment Period and on each anniversary thereafter, unless the Company shall have given Executive sixty (60) days written notice that the Employment Period will not be extended, the Employment Period shall be extended for an additional year. The term “Employment Period” as used in this Agreement shall refer to the Employment Period as so extended. If the Company gives Executive sixty (60) days written notice that the Employment Period will not be extended, then, unless otherwise agreed by the Company and Executive, Executive’s employment with the Company shall terminate immediately following the last day of the Employment Period. Notwithstanding the foregoing, the Employment Period (to the extent then in effect) will cease on the Date of Termination (as defined in Section 3(f)).

(b)Death or Disability. Executive’s employment shall terminate automatically if Executive dies during the Employment Period. If the Company determines in good faith that the Disability (as defined herein) of Executive has occurred during the Employment Period (pursuant to the definition of “Disability” set forth below), it may give to Executive written notice in accordance with Section 18(b) of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. “Disability” shall mean any physical or mental ailment or incapacity as determined by a licensed physician agreed upon by the Company and Executive (or if Executive and the Company cannot so agree, by a licensed physician agreed upon by a physician selected by Executive and a physician selected by the Company), which prevents Executive from performing Executive’s duties, with reasonable accommodations, for a period of more than 90 consecutive days in any 12 consecutive month period.
(c)By the Company. The Company may terminate Executive’s employment during the Employment Period for any, or no reason, with or without Cause. For purposes of this Agreement, “Cause” will be deemed to exist upon:
(i)Executive’s commission of theft, embezzlement, any other act of dishonesty relating to his employment with the Company, or any material violation of the Company’s internal policies (including the Company’s ethics policies) in a manner that could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or its subsidiaries or affiliates;
(ii)Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving fraud, misappropriation of the Company’s assets, or moral turpitude;
(iii)Executive’s failure to substantially perform Executive’s duties and obligations hereunder (other than during any period of disability or as a result of Executive’s death) which failure to perform is not remedied within 30 days after written notice thereof to Executive from the Company;
(iv)any failure by Executive to substantially perform the lawful instructions of the person(s) to whom Executive reports (other than as a result of total or partial incapacity due to physical or mental illness), to the extent such instructions are within the scope of Executive’s role and responsibilities, following written notice by the Company to Executive of such failure and 30 days within which to cure such failure; or
(v)Executive’s commission of an act or acts in the performance of his duties hereunder amounting to gross negligence or willful misconduct that could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or its subsidiaries or affiliates.
The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors of the Company (the “Board”) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive has engaged in the conduct described in this Section 3(c), and specifying the particulars thereof in detail.

(d)By Executive. Executive’s employment may be terminated during the Employment Period by Executive for Good Reason or by Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the prior written consent of Executive:
(i)a material diminution in Executive’s duties, authorities, responsibilities or status (including title) from those in effect on the Effective Date;
(ii)a material reduction of Executive’s Annual Base Salary;
(iii)relocation of Executive’s primary workplace, as assigned to Executive by the Company in accordance with Section 2(a)(i), beyond a 60 mile radius from such workplace;
(iv)the Company’s failure to make any material payment to Executive required to be made by the Company under this Agreement, if such breach is not cured within 30 days after Executive provides written notice to the Company that sets forth in reasonable detail the nature of the payment; or
(v)any material breach by the Company of this Agreement.
provided, however, that Executive’s termination of employment shall not be deemed to be for Good Reason unless (A) Executive has notified the Company in writing describing the occurrence of one or more Good Reason events within 90 days of such occurrence, (B) the Company fails to cure such Good Reason event within 30 days after its receipt of such written notice and (C) the termination of employment occurs within 180 days after the occurrence of the applicable Good Reason event.
(e)Notice of Termination, Expiration of Employment Period. Any termination of employment by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 18(b) of this Agreement. “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s respective rights hereunder.
(f)Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies Executive of such termination, (iii) if Executive resigns without Good Reason, the date on which Executive notifies the Company of such termination, (iv) if Executive’s employment is terminated by reason of death or Disability, the date of Executive’s death or the Disability Effective Date, as the case may be, and (v) if

Executive’s employment is terminated due to the Company providing notice that the Employment Period will not be extended pursuant to Section 3(a) of this Agreement, the date immediately following the last day of the Employment Period. Notwithstanding the foregoing, in no event shall the Date of Termination occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the date on which such separation from service takes place shall be the “Date of Termination.”
(g)Termination of Status as Director or Officer. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, as an officer and as a member of the board of directors (or any similar position, and from any committees thereof) of the Company, any of the Company’s subsidiaries and other affiliates.
4.Obligations of the Company upon Termination. (a) By Executive for Good Reason or By the Company other than for Cause, Death or Disability Not During the Change In Control Period. If, during the Employment Period, the Company terminates Executive’s employment without Cause (other than due to death or Disability), including by providing notice to Executive pursuant to Section 3(a) that the Employment Period will not be extended and the Employment Period is terminated, or Executive terminates employment for Good Reason, and, in each case, Executive is not entitled to any amounts or benefits pursuant to Section 4(b):
(i)The Company shall pay to Executive, in a lump sum in cash within 30 days after the Date of Termination, subject to Section 10(b), the aggregate of the following amounts: the sum of (A) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) Executive’s business expenses that are reimbursable pursuant to Section 2(b)(viii) of this Agreement but have not been reimbursed by the Company as of the Date of Termination; and (C) Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such Annual Bonus has been determined to have been earned but has not been paid as of the Date of Termination (the sum of the amounts described in subclauses (A), (B), and (C), the “Accrued Obligations”);
(ii)Subject to Section 10(b), on the 61st day after the Date of Termination, the Company shall, subject to Section 4(e), pay to Executive a lump sum cash amount equal to the product obtained by multiplying (A) 1.5 by (B) Executive’s Annual Base Salary (without regard to any reduction thereto);
(iii)Subject to Section 10(b), on the 61st day after the Date of Termination, the Company shall, subject to Section 4(e), pay to Executive a lump sum cash amount equal in value to Executive’s accrued but unvested benefits, if any, under the Company’s Deferred Supplemental Compensation Plan as of the Date of Termination; and
(iv)To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any Other Benefits (as defined in Section 5) in accordance with the terms of the underlying plans or agreements.
Other than as set forth in this Section 4(a), in the event of a termination of Executive’s employment by the Company without Cause (other than due to death or Disability), including by providing notice to Executive pursuant to Section 3(a) that the Employment Period will not be extended, and the Employment Period is terminated, or by Executive for Good Reason, in each case where Section 4(b) does not apply, the Company shall have no further obligation to Executive under this Agreement.

(b)By Executive for Good Reason or By the Company other than for Cause, Death, or Disability During the Change in Control Period. If, during the Employment Period, the Company terminates Executive’s employment without Cause (other than due to death or Disability), including by providing notice to Executive pursuant to Section 3(a) that the Employment Period will not be extended, or Executive terminates employment for Good Reason, in each case, within a period of two years after a Change in Control (the “Change in Control Period”), the Company will pay and provide to Executive the amounts and benefits specified in Section 4(b)(i)-(v) herein and in lieu of the amounts and benefits provided in Section 4(a).
(i)The Company shall pay to Executive, in a lump sum in cash within 30 days after the Date of Termination, subject to Section 10(b), the aggregate of the Accrued Obligations.
(ii)Subject to Section 10(b), on the 61st day after the Date of Termination, the Company shall, subject to Section 4(e), pay to Executive a lump sum cash amount equal to the product of (A) 2 multiplied by (B) the sum of Executive’s Annual Base Salary and Target Bonus (without regard to any reduction thereto);
(iii)Subject to Section 10(b), on the 61st day after the Date of Termination, the Company shall, subject to Section 4(e), pay to Executive a lump sum cash amount equal in value to Executive’s accrued but unvested benefits, if any, under the Company’s Deferred Supplemental Compensation Plan as of the Date of Termination;
(iv)Subject to Section 4(e), automatic vesting in full (to the extent not previously vested) of all time-vested or performance-vested restricted stock, RSUs or similar rights to acquire capital stock of the Company granted by the Company to Executive (with performance-vested awards vesting at the target level); and
(v)To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any Other Benefits (as defined in Section 5) in accordance with the terms of the underlying plans or agreements.
Other than as set forth in this Section 4(b) of this Agreement, in the event of a termination of Executive’s employment by the Company without Cause (other than due to death or Disability), including by providing notice to Executive pursuant to Section 3(a) that the Employment Period will not be extended, or by Executive for Good Reason, in each case within a period of two years after a Change in Control, the Company shall have no further obligation to Executive under this Agreement.

(c)Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Employment Period, the Company shall provide Executive or, in the event of death, Executive’s estate or beneficiaries, with the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements and shall have no further obligations under this Agreement. The Accrued Obligations shall be paid to Executive or, in the event of death, Executive’s estate or beneficiaries, in a lump sum in cash within 30 days of the applicable Date of Termination.
(d)Cause; Other than for Good Reason. If Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide Executive with

Executive’s Annual Base Salary through the Date of Termination, and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. If Executive voluntarily terminates employment other than for Good Reason during the Employment Period, the Company shall provide to Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. In such case, all the Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination.
(e)Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment or provide any benefit under Sections 4(a)(ii)-(iii) or 4(b)(ii)-(iv) of this Agreement, as applicable, unless (i) prior to the 60th day following the Date of Termination, Executive executes a release of claims against the Company and its affiliates in a form provided by the Company (the “Release”), and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such Release.
(f)Change in Control. “Change in Control” means an occasion upon which: (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation controlled by the Company, acquires (either directly and/or through becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act)), directly or indirectly, securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (or has acquired securities representing 50% or more of the combined voting power of the Company’s then outstanding securities during the 12-month period ending on the date of the most recent acquisition of Company securities by such person); or (ii) during any period of twelve (12) consecutive months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this Section 4(f)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) any of (A) the Company consummates a merger, consolidation, reorganization, recapitalization or statutory share exchange (a “Business Combination”), other than a Business Combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power and at least 50% of the combined total fair market value of the securities of the Company or such surviving entity outstanding immediately after such Business Combination, (B) the Company’s shareholders approve a plan of complete liquidation of the Company, or (C) the Company completes the sale or other disposition of all or substantially all of its assets in one or a series of transactions..
5.Non-Exclusivity of Rights. Amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, Executive shall not be eligible to participate in any other severance plan, program or policy of the Company.
6.No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

7.Limitations on Payments Under Certain Circumstances. Notwithstanding any provision of any other plan, program, arrangement or agreement to the contrary, in the event that it shall be determined that any payment or benefit to be provided by the Company to Executive pursuant to the terms of this Agreement or any other payments or benefits received or to be received by Executive (a “Payment”) in connection with or as a result of any event which is deemed by the U.S. Internal Revenue Service or any other taxing authority to constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company and subject to the tax (the “Excise Tax”) imposed by Section 4999 (or any successor section) of the Code, the Payments, whether under this Agreement or otherwise, shall be reduced so that the Payment, in the aggregate, is reduced to the greatest amount that could be paid to Executive without giving rise to any Excise Tax; provided that in the event that Executive would be placed in a better after-tax position after receiving all Payments and not having any reduction of Payments as provided hereunder, Executive shall, notwithstanding the provisions of any other plan, program, arrangement or agreement to the contrary, receive all Payments and pay any applicable Excise Tax. All determinations under this Section 7 shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). Without limiting the generality of the foregoing, any determination by the Accounting Firm under this Section 7 shall take into account the value of any reasonable compensation for services to be rendered by Executive (or for holding oneself out as available to perform services and refraining from performing services (such as under a covenant not to compete)). If the Payments are to be reduced pursuant to this Section 7, the Payments shall be reduced in the following order: (a) Payments which do not constitute “nonqualified deferred compensation” subject to Section 409A of the Code shall be reduced first; and (b) all other Payments shall then be reduced, in each case as follows: (i) cash payments shall be reduced before non-cash payments and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.
8.Restrictive Covenants.
(a)Nondisclosure.
(i)In the performance of Executive’s duties to the Company, Executive shall be provided, and otherwise have access to, the various trade secrets and confidential or proprietary information of the Company and its affiliates, including information relating to: (A) business operations and methods; (B) existing and proposed investments and investment strategies; (C) financial performance; (D) compensation arrangements and amounts (whether relating to the Company or to any of its affiliates or employees); (E) contractual relationships (including the terms of this Agreement); (F) business partners and relationships; (G) marketing strategies; (H) lists with information related to existing or prospective distributors, customers, suppliers, partners or investors, including, but not limited to particular investments, investment strategies, investment patterns and amounts; and (I) computerized investment approaches, methodologies, trading systems or programs, mathematical models, simulated results, simulation software, price or research databases, other research, algorithms, numerical techniques, analytical results, or technical data, regardless of the medium in which any such information is contained (“Confidential Information”). Confidential Information shall not include: (1) information that Executive may furnish to third Persons regarding his obligations under Sections 8(a) or 8(b); or (2) information (a) that becomes generally available to the public by means other than Executive’s breach of this Section 8(a), (b) that is in Executive’s possession, or becomes available to Executive, on a non-confidential basis, from a source other than the Company, or (c) that Executive is required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of clause (b), Executive gives the Company reasonable notice prior to the disclosure of the

Confidential Information and the reasons and circumstances surrounding such disclosure to provide the Company an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information. As used in this Section 8, “Person” means an individual, a corporation, an association, a partnership, a limited liability company, a joint stock company, an estate, a trust and any other entity, including any federal, state or local government entity or organization.
(ii)Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company during Executive’s employment with the Company. Executive further agrees that Executive shall not, without the Board’s prior written consent, use or disclose to any third Person any of the Confidential Information described herein, directly or indirectly, either during Executive’s employment with the Company or at any time following any termination of Executive’s employment with the Company.
(iii)Upon any termination of this Agreement, Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or any subsidiary or the business of the Company or any subsidiary (including all copies thereof) in Executive’s possession, custody or control, whether prepared by Executive or others, shall remain with or be returned to the Company promptly (within 48 hours) after the Executive’s termination of employment.
(iv)Executive also agrees to sign and be bound by the Company’s Proprietary Rights Agreement.
(v)Pursuant to the Defend Trade Secrets Act of 2016, Company hereby advises Executive as follows: (A) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (1) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (B) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

(b)Noncompete and Nonsolicitation.
(i)Business Relationships and Goodwill. Executive acknowledges and agrees that, given Executive’s unique role at the Company, Executive will be given specialized training and have unfettered access to the Company’s Confidential Information. Executive acknowledges and agrees that this creates a fiduciary relationship of trust and confidence between the Company and Executive. Part of this fiduciary relationship is the Company trusting Executive with unlimited access to, and Confidential Information about, the Company’s current and prospective customers, suppliers and employees. Executive further agrees that in consideration of Executive’s compensation, including but not limited to the compensation set forth in

Section 2, and potential severance payments described in Section 4, it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation. Consequently, Executive agrees that the Company would not be providing Executive with this consideration but for Executive’s promise to comply with the following noncompetition and nonsolicitation covenants.
(ii)Length of Obligation. Executive agrees that Executive will be subject to and comply with Section 8(b)(iii) until 12 months after the Executive’s termination of employment with the Company (the “Non-Interference Period”); provided, however, that the Company agrees to pay and pays timely all severance amounts pursuant to Section 4 that are due to Executive, to the extent applicable.
(iii)Executive’s Obligations.
(A)Executive agrees that during the course of Executive’s employment with the Company and during the Non-Interference Period, Executive will not provide managerial or executive services (“Services”) to any other Person where (1) the Services are substantially similar to those Executive provided to the Company under this Agreement, and (2) the Person is a substantial competitor to any of the Company’s business segments, and (3) Executive gained or had access to any Confidential Information about the contract, statement of work or services provided or sought to be provided during his last two years of employment with the Company.
(B)Executive agrees that he shall not, at any time during his employment with the Company and during the Non-Interference Period, divert away any business for any Company Customer away from the Company or any affiliate of the Company to another Person. Additionally, Executive shall not, during his employment hereunder and during the Non-Interference Period, solicit, divert away or attempt to divert away business from any Company Customer, either directly or indirectly. “Company Customer” is defined as any Person that Executive contacted, solicited, serviced or had access to Confidential Information about during the last two years of and in the scope of his employment with the Company. “Solicit” is defined as soliciting, inducing, attempting to induce, or assisting any other Person, whether direct or indirect, in any such solicitation, inducement or attempted inducement, in all cases regardless of whether the initial contact was by Executive, the Company, Customer or any other Person. Company Customers that would be subject to this prohibition include but are not limited to those customers listed from time to time on one or more amendments to this Agreement, although the failure to list or identify any Company Customer does not limit the application of this provision.
(C)Executive further agrees that during the course of his employment hereunder and during the Non-Interference Period, Executive will not directly or indirectly: (1) solicit, entice, persuade or induce any employee, agent, vendor, supplier, business partner or representative of the Company or any affiliate of the Company, who was an employee, agent, vendor, supplier, business partner or representative of the Company or any affiliate of the Company upon termination of Executive’s employment with the Company, to terminate such Person’s relationship with the Company or any Affiliate; (2) approach any such Person for any of the foregoing purposes; or (3) authorize, solicit or assist in the taking of such actions by any third Person. The prohibitions in this Section 8(b)(iii)(C) are limited to employees, agents, vendors, suppliers, business partners, or representatives with whom, during the last two years of Executive’s employment with the Company, the Executive either had contact with as a result of his position with the Company or learned any Confidential Information about.
(iv)Acknowledgement. Executive acknowledges that the compensation, specialized training, fiduciary trust, and the Confidential Information provided to Executive pursuant to this Agreement, gives rise to a fiduciary relationship with the Company and the Company’s legitimate interest in restraining Executive from competing with the Company or any Affiliate in the aviation distribution or repair services as provided for in this Section 8, that the noncompetition and nonsolicitation covenants contained in this Section 8(b) are designed to enforce such consideration and that any limitations as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company or any subsidiary of the Company. Executive also agrees that the prohibitions in this Section 8(b) would not prohibit Executive from earning a living at any time after his employment with Company ends.
(c)Non-Disparagement. Throughout Executive’s employment with the Company and during the Non-Interference Period, outside the ordinary course of business on behalf of the Company, Executive will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Company or its subsidiaries or affiliates, or any of their legal predecessors, successors, assigns, parents, subsidiaries, divisions or other affiliates, or any of the foregoing’s respective past, present or future directors, officers, employees or representatives (collectively, the “Non-Disparagement Parties”), or any Non-Disparagement Party’s business, or its actions, to any person or entity, regardless of the truth or falsity of such statement. This Section 8(c) does not apply to truthful testimony or disclosure compelled or required by applicable law or legal process. Notwithstanding anything in this Agreement to the contrary, Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
(d)Remedies. The parties acknowledge and agree that any breach by Executive of the terms of this Agreement may cause the Company irreparable harm and injury for which money damages would be inadequate. Accordingly, the Company, in addition to any other remedies available at law or equity, shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction. The parties agree that such injunctive relief may be granted without the necessity of proving actual damages. Nothing in this Agreement shall limit the Company’s remedies under state for federal law or elsewhere. Executive and the Company agree that they will pay their own respective legal fees.
9.Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
10.Section 409A of the Code.
(a)The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(b)Notwithstanding any provision of this Agreement to the contrary, in the event that Executive is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), any payments or benefits that are considered non-qualified deferred compensation under Section 409A payable under this Agreement on account of a “separation from service” during the six-month period immediately following the Date of Termination shall, to the extent necessary to comply with Section 409A, instead be paid, or provided, as the case may be, on the first business day after the date that is six months following Executive's “separation from service” within the meaning of Section 409A. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation, subject to Section 409A. Notwithstanding anything in this Agreement (including this Section 10) to the contrary, to the extent any payments or benefits under this Agreement would constitute a substitution of payments or benefits under the Prior Agreement, then, to the extent necessary to comply with Section 409A, such payments or benefits shall be made at the same time and in the same form as provided under the Prior Agreement.
(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are deferred compensation subject to Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
11.Compensation Recovery Policy. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company's clawback policy (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company’s common stock may be traded) (the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
12.Complete Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written (including, without limitation, the Prior Agreement), by any officer, employee or representative of any party hereto in respect of the subject matter contained herein.
13.Future Cooperation. During Executive’s employment with the Company and thereafter, Executive will provide reasonable assistance to the Company in litigation and regulatory matters that relate to events that occurred during Executive’s period of employment with the Company and its predecessors, and will provide reasonable assistance to the Company with matters relating to its corporate history from the period of Executive’s employment with it or its predecessors. Executive will be entitled to reimbursement of reasonable out-of-pocket travel or related costs and expenses relating to any such cooperation or assistance that occurs following the Date of Termination.
14.Arbitration. Other than as stated in Section 8(d) regarding seeking injunctive relief in court, the parties hereto agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. The arbitration will take place in the Commonwealth of Virginia. All disputes shall be resolved by one arbitrator. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award, and will have the additional authority to award those remedies set forth in Section 8(d). The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages awarded, including those set forth in Section 8(d), where the arbitrator finds Executive breached Section 8 of this Agreement. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration proceedings, any record of the same, and the award shall be considered Confidential Information under this Agreement. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.
15.Right to Insure. The Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance. Executive shall assist Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.
16.No Inconsistent Obligations; Indemnity. Executive represents and warrants that to his knowledge he has no obligations, legal, in contract, or otherwise, inconsistent with this Agreement or with his undertaking employment with the Company to perform the duties described herein. Executive will not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of other Persons. Executive represents and warrants that to his knowledge he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.
17.Notification of New Employer. Upon any termination of this Agreement, Executive hereby consents to the notification by the Company to Executive’s new employer of Executive’s rights and obligations under this Agreement. In addition, if Executive plans to render services to a Person that works in a similar field as the Company, Executive agrees to provide the Company with as much notice as possible of Executive’s intention to join that Person but in no event will Executive provide less than two weeks’ notice of that intention; provided, however, the provision of such notice and the Company’s receipt thereof shall not constitute a waiver of any breach of this Agreement, including Section 8.
18.Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, or nationally-recognized overnight courier service, postage prepaid, addressed as follows:

If to Executive:    At the most recent address
on file at the Company.
If to the Company:    VSE Corporation
6348 Walker Lane
Alexandria, VA 22310
or to such other address as either party shall have furnished to the other in writing in accordance herewith (including via electronic mail). Notice and communications shall be effective when actually received by the addressee.
(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the terms, provisions, covenants and restrictions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
(d)    The Company, its subsidiaries and affiliates may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes or social security charges as shall be required to be withheld pursuant to any applicable law or regulation. None of the Company, its subsidiaries or affiliates guarantees any tax result with respect to payments or benefits provided hereunder. Executive is responsible for all taxes owed with respect to all such payments and benefits.
(e)    Subject to any limits on applicability contained therein, Section 8 of this Agreement shall survive and continue in full force in accordance with its terms notwithstanding any termination or expiration of the Employment Period. Executive agrees not to challenge the enforceability or scope of Section 8 of this Agreement. Executive further agrees to notify all future Persons with which he becomes affiliated or employed by, of his obligations set forth in Section 8 of this Agreement, prior to the commencement of any such affiliation or employment.
(f)    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(g)    Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h)    With respect to any controversy or claim arising out of or relating to or concerning injunctive relief for Executive’s breach or purported breach of Section 8 of this Agreement, the Company shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief with a court of competent jurisdiction, without the need to post a bond or other security.

19.Other Acknowledgements. Nothing in this Agreement prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purposes of clarity, Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement on the date first above written.
EXECUTIVE
/s/ Stephen D. Griffin
Stephen D. Griffin
VSE CORPORATION
By: /s/ John A. Cuomo
Name: John A. Cuomo
Title: President and Chief Executive Officer